Exhibit 10.29

AGREEMENT TO ASSUME RESTAURANT LEASE

Great Wash Park LLC ("Landlord"), PRB II, LLC, a Nevada limited liability company ("Tenant") and Ken Antos ("Guarantor") enter into this agreement ("Agreement") effective the date last executed below for Tenant to assume the lease between Landlord and Integrity Food Group LLC for premises located at 410 S. Rampart Blvd., Suite 120, Las Vegas, NV 89145 ("Premises"), dated November 29, 2012 ("Lease") on the following terms:

1. Tenant assumes the obligations of Tenant under the Lease, which is attached as Exhibit "A" to this Agreement, excepting those obligations that relate exclusively to that portion of the Lease Term that predate the effective date of this Agreement, December 15, 2014 ("Effective Date"). For example, no past due rent that accrued under the Lease prior to the Effective Date shall be Tenant's responsibility.

2. Commencing the date this Agreement is signed, Tenant shall have all of the rights of Tenant set forth in Exhibit "A," with the following exceptions:
    a. Tenant's Trade Name will be Tapas by Alex Stratta.
    b. The permitted use is deleted and replaced in its entirety with the following: Fine casual tapas with a full bar.
    c. The Radius Restriction is replaced in its entirety with the following: "Tenant shall not own, operate or license the operation of any additional Tapas or Alex Stratta restaurants within a five (5) mile radius of the Project.
    d. Section 1.3(3) is added: If a Competing Restaurant is opened in the Project, Tenant's Fixed Minimum Rent shall be reduced by 50% as compared to Tenant's then existing Fixed Minimum Rent. "Competing Restaurant" means a tapas-focused or tapas-themed restaurant wherein at least 75% of food sales are generated from the sale of small plates other than desserts. No existing tenants of the Project shall be considered a Competing Restaurant for purposes of this Section.
    e. Fixed Minimum Rent from the Effective Date through February 14, 2015, shall be the greater of 8% of Gross Revenue or $30 per square foot of GLA per annum, but any Tenant sales for the period prior to the Effective Date shall not be counted for purposes of calculating Fixed Minimum Rent.
    f. Tenant shall be required to provide no Security Deposit and shall have no credit for any Security Deposit provided by Tenant's predecessor under the Lease.
    g. The Guarantor under the Lease is replaced with Ken Antos pursuant to the Limited Guaranty attached hereto as Exhibit "B."
    h. The Premises shall be delivered to Tenant as is, free of any encumbrances that would affect Tenant's interest as lessee, within five days of the execution of this Agreement.

3. Tenant acknowledges that Landlord is sending Integrity Food Group LLC a notice of termination of the Lease contemporaneously with the execution of this Agreement and agrees that such notice has no effect on the rights of Landlord and Tenant under this Agreement.

LANDLORD
GREAT WASH PARK LLC
By GW Management, its Manager
By:____________ and ____________
Managers
Dated: 10-24-14

TENANT
PRB II, LLC
By: ____________
Name: ____________
Manager
Dated:

GUARANTOR
____
Ken Antos
Dated: 10/23/14

EXHIBIT A

EXHIBIT B